Exhibit 10(a)(xxxii)

COUSINS PROPERTIES INCORPORATED
2005 Restricted Stock Unit Plan
Restricted Stock Unit Certificate for 2018-2020 Performance Period

This Restricted Stock Unit Certificate evidences that on February 5, 2018 (“Grant Date”) the key employee named below (“Key Employee”) was awarded an opportunity to receive restricted stock units (“RSUs”) pursuant to the Cousins Properties Incorporated (“CPI”) 2005 Restricted Stock Unit Plan (the “Plan”). The number of RSUs actually payable under this Certificate depends on the extent to which CPI attains each of two separate performance goals for the Performance Period and whether the service vesting condition is met, all as described in more detail in this Certificate. The definitions set forth in the Plan are incorporated in this Certificate, and these RSUs are subject to all of the terms and conditions set forth in the Plan (to the extent such terms are not inconsistent with the terms in the Certificate) and in this Certificate.
Terms and Conditions

1.	Name of Key Employee: ______________________________.

2.
Target Number of RSUs. Key Employee’s target number of RSUs payable based on CPI’s attainment of the performance goals set forth on Exhibit A (“FFO RSUs”) is ____. Key Employee’s target number RSUs payable based on CPI’s attainment of the performance goals set forth on Exhibit B (“TSR RSUs) is ____. Key Employee will be paid based on a percentage of the target number (ranging from 0% to 200%), calculated in accordance with the terms and conditions set forth on Exhibit A and/or Exhibit B, whichever is applicable.

3.	Performance Period. The Performance Period is January 1, 2018 through December 31, 2020.

4.
Service Vesting Condition and Forfeiture. Except as set forth in § 8 of the Plan if a Change in Control is consummated or as set forth in this § 4, Key Employee will vest in the RSUs only if Key Employee remains continuously employed by CPI through the completion of the Performance Period. A transfer between or among CPI or any Subsidiary, Parent or Affiliate of CPI shall not be treated as a termination of employment with CPI. If Key Employee’s employment is terminated for any reason except Retirement or death before the completion of the Performance Period, Key Employee shall automatically forfeit the RSUs in full regardless of whether the performance goals on Exhibit A and/or Exhibit B are met. If Key Employee’s employment terminates due to Retirement or death, Key Employee will be deemed to have satisfied this service vesting condition but not the performance goals set forth on Exhibit A and Exhibit B. For this purpose, “Retirement” shall mean Key Employee’s termination of employment with CPI on or after the date (a) Key Employee has attained age 60 and (b) Key Employee’s age (in whole years) plus Key Employee’s whole years of employment measured since Key Employee’s most recent date of hire (disregarding any partial year of employment) equal at least 65.

5.
Cash Dividends. If Key Employee becomes entitled to a payment for vested RSUs under § 6 and a cash dividend (whether ordinary or extraordinary) has been paid on a share of Stock during the Performance Period, CPI shall pay Key Employee a dividend equivalent payment. The dividend equivalent payment will equal (a) the total amount of cash dividends that would have been paid to Key Employee if the vested RSUs payable under § 6 were actually shares of Stock held by Key Employee during the Performance Period plus (b) any additional cash dividends that would have been payable during the Performance Period if the cash dividends described in § 5(a) were reinvested in Stock for the remainder of the Performance Period. Any amounts payable under this § 5 shall be made at the same time and in the same manner as the payment under § 6.

6.
Distribution of Payment Represented by RSUs. As soon as practical after the end of the Performance Period, the Committee will determine the extent to which the performance goals and the service vesting condition have been met and the number of vested RSUs payable under this § 6 to Key Employee. The number of vested RSUs shall equal the sum of the FFO RSUs payable pursuant to Exhibit A plus the TSR RSUs payable pursuant to Exhibit B. Payment of vested RSUs shall be made in a single payment in cash to Key Employee (or if Key Employee dies after the RSUs vest and before payment is made, his Beneficiary) as soon as practical (and no later than 90 calendar days) after the date the service vesting condition is met. Notwithstanding the preceding sentence, for a Key Employee who terminates employment due to Retirement or death, payment of vested RSUs shall be paid no later than March 15, 2021. Any fractional RSUs shall be rounded down. The value of each RSU for purposes of determining the cash payment is equal to the Fair Market Value of one share of Stock on December 31, 2020. Although set forth in more detail in the Plan, Fair Market Value generally means

Exhibit 10(a)(xxxii)

the average of the closing price of a share of Stock on each trading day during the 30 calendar day period ending on the applicable valuation date. Any portion of the RSUs that is not payable because the performance goals are not met shall automatically be forfeited as of December 31, 2020 or, if earlier, the date Key Employee’s employment terminates for reasons other than Retirement or death.

7.	Withholding. CPI shall have the right to take whatever action the Committee directs to satisfy applicable federal, state and other withholding requirements.

8.
Non-transferability and Status as Unsecured Creditor. Key Employee shall have no right to transfer or otherwise assign Key Employee’s interest in any opportunity to receive RSUs or the RSUs themselves. All payments pursuant to this Certificate shall be made from the general assets of CPI, and any claim for payment shall be the same as a claim of any general and unsecured creditor of CPI.

9.
Employment and Termination. Nothing in this Certificate shall give Key Employee the right to continue in employment with CPI or limit the right of CPI to terminate Key Employee’s employment with or without cause at any time.

10.	No Shareholder Rights. Key Employee shall have no rights as a shareholder of CPI as a result of any opportunity or any payment arising under this Certificate.

11.	Amendment and Termination. The Plan and this Certificate may be modified and/or terminated as set forth in the Plan.

12.	Miscellaneous. This Certificate shall be governed by the laws of the State of Georgia.

13.
Coordination with Plan. During the Performance Period, the RSUs subject to this Certificate shall be treated the same as (a) outstanding Restricted Stock Units solely for purposes of the adjustment provisions in § 7 of the Plan and (b) outstanding Awards solely for purposes of the change in control provisions in § 8 of the Plan and the amendment provisions in § 9 of the Plan.

14.
Change in Control. For purposes of § 8 of the Plan, the target for the performance goals (as used in such section) shall mean the performance goal that results in 100% of the target number of RSUs being payable under § 6.

15.
Short-Term Deferral. Any payments under this Certificate are intended to comply with the short-term deferral rule set forth in Treasury Regulation §1.409A-(b)(4), and this Certificate shall be interpreted to effect such intent.

16.
Clawback. CPI has the right to take any action which the Committee reasonably determines is required for CPI to comply with the clawback provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

COUSINS PROPERTIES INCORPORATED

By: /s/ Pamela F. Roper
Name: Pamela F. Roper
Title: Executive Vice President - General Counsel